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                                               Exhibit 99(d)
Ernst & Young LLP

KeyBank USA, National Association              Bankers Trust Company
127 Public Square                               as Indenture Trustee
Cleveland, Ohio 44114-1306                     4 Albany Street, 7th Floor
                                               New York, New York 10015
The First National Bank of Chicago
 as Eligible Lender Trustee
One First National Plaza Suite 0126
Chicago, Illinois 60670


               Independent Accountants' Report
            For KeyCorp Student Loan Trust 1996-A


We have examined management's assertion, included in its representation letter dated February 4, 1997 that KeyBank USA,
Naional Association (KBUSA), a wholly owned subsidiary of KeyCorp, compiled with sections 4.04, 4.08(a), 4.08(b), 4.08(c), 5.05, 5.06,
5.07 and 5.08 of the KeyCorp Student Loan Trust 1996-A Sale and
Servicing Agreement and sections 1.(a) (B), 1.(a) (D), 1.(a) (G),
1.(a) (J), 1.(a) (T), 2 and 3 of the KeyCorp Student Loan Trust
1996-A Administration Agreement (collectively, the "Agreements") as of December 31, 1996 and for the period from September 27, 1996 through December 31, 1996. As discussed in the representation letter, management is responsible for KBUSA's compliance with those requirements. Our responsibility is to express an opinion on management's assertions about KBUSA's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public
Accountants and, accordingly, included examining, on a test basis, evidence about KBUSA's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances, except that in accordance with Section 5.05 of the Sale and Servicing Agreement, our examination assumed the accuracy of reports prepared by KBUSA's student loan processor. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on KBUSA's compliance with the aforementioned requirements.

In our opinion, assuming the accuracy of reports prepared by KBUSA's student loan processor, management's assertion that KBUSA was in compliance with the sections in the Agreements referred to above, as of December 31, 1996 and for the period from September 27, 1996 through December 31, 1996, is fairly stated, in all material respects.

This report is intended solely for your information and is not to be referred to or distributed for any purpose to anyone who is not authorized to receive such information as specified in the Agreements or in the exhibits attached hereto. However, this report is a matter of public record as a result of being included as an exhibit to the Annual Report of Form 10-K prepared by KBUSA and filed with the Securities and Exchange Commission on behalf of KeyCorp Student Loan Trust 1996-A.

                                                        Ernst & Young LLP



February 4, 1997